Exhibit 4.2

INCONTACT, INC.

AS ISSUER

2.50% CONVERTIBLE SENIOR NOTES DUE 2022

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 14, 2016

To Indenture Dated as of March 30, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION

AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 14, 2016, between inContact, Inc., a Delaware corporation (“Company”), and Wells Fargo Bank, National Association, a national banking association, (the “Trustee”), as trustee under the Indenture dated as of March 30, 2015, between the Company and the Trustee (the “Original Indenture”; the Original Indenture as amended and supplemented from time to time and as further amended and supplemented by this Supplemental Indenture, the “Indenture”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore entered into the Original Indenture dated as of March 30, 2015, among the Company and the Trustee to provide for the issuance of the Company’s 2.50% Convertible Senior Notes due 2022 (the “Notes”),

WHEREAS, the Company, NICE-Systems Ltd., a company organized under the laws of the State of Israel (“Parent”), and Victory Merger Sub Inc., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Subsidiary”) entered into an Agreement and Plan of Merger, dated as of May 17, 2016 (the “Merger Agreement”);

WHEREAS, the Merger Agreement provides for the merger of the Merger Subsidiary with the Company, with the Company being the surviving corporation and becoming a wholly owned indirect subsidiary of Parent (the “Merger”), and upon completion of the Merger each share of the Company’s common stock issued and outstanding immediately prior to the completion of the Merger, other than unvested restricted shares and shares held by a stockholder who perfects appraisal rights in accordance with Delaware law, will automatically be cancelled and converted into the right to receive $14.00 in cash, without interest;

WHEREAS, on August 11, 2016, the stockholders of the Company approved the Merger;

WHEREAS, the other conditions to effectuating the Merger set forth in the Merger Agreement have been satisfied or waived so that the effective date of the Merger is November 14, 2016;

WHEREAS, in connection with the foregoing, Section 10.08(a) of the Original Indenture provides that the Company and the Trustee shall execute a supplemental indenture providing that, at and after the effective time of the Merger, all conversions of Notes that occur after the effective date of the Merger shall be effectuated in the manner set forth in the first sentence of this Section 10.08(a) of the Original Indenture, and subsequent adjustments to the Conversion Rate (as defined in the Original Indenture) pursuant to Section 10.05 of the Original Indenture shall be effectuated in a manner that would have an economic effect on the holders of the Notes as nearly equivalent as practicable to the economic effect the adjustments provided by such Section 10.05 would have had on the holders of the Notes but for the Merger;

WHEREAS, the Company desires that the Trustee join with it in the execution and delivery of this Supplemental Indenture, and in accordance with Sections 9.01(d), 9.03, 10.08, 12.03, and 12.04 of the Original Indenture the Company has delivered an Officers’ Certificate and Opinion of Counsel to the Trustee responsive to and in compliance with the matters stated therein; and

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WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed by the Company.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Trustee agree as follows for the equal and ratable benefit of each other and the Holders of the Notes:

1.       Effect of Merger on Conversion

1.1.       In accordance with Section 10.08(a) of the Indenture, at and after the effective date of the Merger (a) all conversions of the Notes that occur after the effective date of the Merger shall be effectuated in the manner set forth in the first sentence of Section 10.08(a) of the Indenture, and (b) subsequent adjustments to the Conversion Rate pursuant to Section 10.05 will be effectuated in a manner that would have an economic effect on the Holders as nearly equivalent as practicable to the economic effect the adjustments provided by Section 10.05 of the Indenture would have had on the Holders but for the Merger.

2.       Miscellaneous

2.1       Relationship to Indenture. For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a)       Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Original Indenture;

(b)       Terms defined herein and in the Original Indenture shall have the meanings assigned to them herein; and

(c)       Provisions of this Supplemental Indenture that conflict with or are otherwise inconsistent with provisions of the Original Indenture shall be deemed to supersede and amend the Original Indenture for all purposes with respect to the Notes.

2.2       Effect of this Supplemental Indenture. The Original Indenture shall be modified in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

2.3       Trustee Matters. The recitals in this Supplemental Indenture are made by the Company only and not the Trustee, and the Trustee assumes no responsibility for their correctness. All of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Supplemental Indenture as fully and with like effect as set forth in full herein, except as expressly modified hereby. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

2.4       Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS

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SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

2.5       Separability Clause. In case any provision of this Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2.6       Counterpart Originals. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by facsimile or electronic mail in portable document format (PDF) shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

2.7       Indenture Remains in Full Force and Effect. Except as amended and supplemented hereby, all provisions in the Original Indenture, as amended and supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, shall remain in full force and effect.

2.8       Benefits of this Supplemental Indenture, etc. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture or the Notes.

[Signature page follows]

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IN WITNESS WHEREOF, inContact, Inc. has caused this First Supplemental Indenture to be duly executed as a deed the day and year first before written.

INCONTACT, INC., as Issuer

By:
Name:
Title:

[Signature page of the Company to First Supplemental Indenture]

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IN WITNESS WHEREOF, the undersigned, being duly authorized, has executed this First Supplemental Indenture as of the day and year first before written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Signature page of the Trustee to First Supplemental Indenture]

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